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TAMBRANDS INC.
FORM 10-Q
PART II, ITEM 6., EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)

The following table sets forth the Company's ratio of earnings to fixed charges for the periods indicated.

                                    Six months      Three months   Three months
                                       ended           ended          ended                           Year Ended
(in thousands, except ratios)      June 30, 1994   June 30, 1994   March 31, 1994                     December 31,
                                  --------------- --------------- ---------------  -----------------------------------------------
                                                                                    1993      1992      1991      1990       1989
                                                                                    ----      ----      ----      ----       ----
Earnings:
  Income before income taxes           66,749          31,758         34,991       118,652   191,863   131,825   154,696    30,859
  Fixed charges                         4,901           2,478          2,423         6,549     9,897    10,258    13,149     9,490
                                       ------          ------         ------       -------   -------   -------   -------    ------
    EARNINGS                           71,650          34,236         37,414       125,201   201,760   142,083   167,845    40,349
                                       ======          ======         ======       =======   =======   =======   =======    ======
Fixed charges:
  Interest portion of operating
   lease expense:
    Operating lease expense             2,029           1,105            924         5,027     4,031     4,204     2,221     2,053
    Assumed interest factor              0.33            0.33           0.33          0.33      0.33      0.33      0.33      0.33
                                       ------          ------         ------       -------   -------   -------   -------    ------
      Interest portion of
       operating lease expense            670             365            305         1,659     1,330     1,387       733       677
Interest expense                        4,231           2,113          2,118         4,890     8,567     8,871    12,416     8,813
                                       ------          ------         ------       -------   -------   -------   -------    ------
  FIXED CHARGES                         4,901           2,478          2,423         6,549     9,897    10,258    13,149     9,490
                                       ======          ======         ======       =======   =======   =======   =======    ======
RATIO OF EARNINGS TO FIXED CHARGES       14.6            13.8           15.4          19.1      20.4      13.9      12.8       4.3
                                       ======          ======         ======       =======   =======   =======   =======    ======